Third Amended and Restated
Schedule C
to the
Administration and Fund Accounting Agreement
by and between
Stewart Capital Mutual Funds
and
UMB Fund Services, Inc.

[Schedule of Fees and Expenses Redacted]

UMB FUND SERVICES, INC.		STEWART CAPITAL MUTUAL FUNDS

By:	/s/ Anthony J. Fischer	By:	/s/ Malcolm E. Polley
	Anthony J. Fischer		Malcolm E. Polley
	President		President & CIO